Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated April 15, 2022, relating to the consolidated financial statements of Cerberus Cyber Sentinel Corporation, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Our report dated April 15, 2022, relating to the consolidated financial statements of Cerberus Cyber Sentinel Corporation, Inc. for the year ended December 31, 2021 refers to other auditors. We did not audit the financial statements of Arkavia Networks, SpA, a wholly-owned subsidiary, which statements reflect total assets of $12.1 million at December 31, 2021, and total revenues of $1.3 million for the month then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arkavia Networks, SpA, is based solely on the report of the other auditor.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

Certified Public Accountants

Phoenix, Arizona

June 24, 2022